Exhibit 1.2

THE RYLAND GROUP, INC.

(a Maryland corporation)

$150,000,000

5  3/8% Senior Notes due 2008

Terms Agreement

May 29, 2003
To:	The Ryland Group, Inc.
24025 Park Sorrento
Suite 400
Calabasas, California 91302

Dear Sirs:

     Reference is made to The Ryland Group, Inc. Debt Securities Underwriting Agreement Basic Provisions, dated July 2, 1996 (the “Underwriting Agreement”). This Agreement is the Terms Agreement referred to in the Underwriting Agreement. We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement, the following securities (“Securities”) on the following terms:

Title:	5 3/8% Senior Notes due 2008

Principal Amount to be Issued:	$150,000,000

Date of Maturity:	June 1, 2008

Interest Payment:	June 1 and December 1 of each year, commencing December 1, 2003

Public Offering Price:	The underwriters may offer the Securities from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

Purchase Price:	99.031% (payable in immediately available funds)

Underwriting Commission:	Profit on resale

Redemption Provisions:	The Securities may be redeemed by you in whole or in part at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the Securities being redeemed and (2) the sum of the present values of the remaining scheduled payments of

`	principal and interest on the Securities being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. Government securities dealer, having a maturity comparable to the remaining term of the Securities being redeemed) plus 30 basis points, plus, in each case, accrued and unpaid interest on the Securities to the redemption date.

Delayed Delivery Contracts:	None

Closing Date and Location:	June 5, 2003, 10:00 A.M.; Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017

Additional Co-Managers, if any:	Wachovia Securities, Inc. and Banc One Capital Markets, Inc.

Additional Underwriters, if any:	None

Other Terms:

     All provisions contained in the Underwriting Agreement, a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein, except that:

     (a)  Section 4 of the Underwriting Agreement shall be amended as follows:

The phrase “Dillon, Read & Co. Inc., 535 Madison Avenue, New York, New York 10022,” shall be stricken and replaced with “UBS Warburg LLC, 299 Park Avenue, New York, New York 10171”.

     (b)  Section 6(a) of the Underwriting Agreement shall be amended as follows:

The phrase “its partners, directors and officers, and any person who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons from and” shall be inserted after the word “Underwriter” in the second line.

The words “that Underwriter” in the third line shall be stricken and replaced with the word “they”.

The word “Underwriter” in the thirteenth line shall be stricken and replaced with the words “such indemnified party”.

     (c)  The following paragraph shall be added to the end of Section 6(c) of the Underwriting Agreement:

“No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.”

     (d)  Clause (vii) of Section 8 of the Underwriting Agreement shall be amended to read in its entirety as follows:

“(vii) a downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that terms is defined by the Commission for purposes of Rule 436(g)(2) or such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities,”

     (e)  Clause (viii) of Section 8 of the Underwriting Agreement shall be amended to read in its entirety as follows:

“(viii) the outbreak or escalation of hostilities or acts of terrorism involving the United States or the declaration by the United States of a national emergency or war,”

     (f)  Section 9(d) of the Underwriting Agreement shall be amended as follows:

The phrase “Dave Lesser, Esq., Executive Vice President and General Counsel of the Company” shall be stricken and replaced with the phrase “Timothy J. Geckle, Senior Vice President and General Counsel of the Company”.

     (g)  Section 9(e) of the Underwriting Agreement shall be amended as follows:

The phrase “Piper & Marbury” shall be stricken and replaced with the phrase “Piper Rudnick LLP”.

     (h)  Clause (iv) of Section 9(f) of the Underwriting Agreement shall be amended to read in its entirety as follows:

“(iv) since the date of the most recent financial statements included in the Prospectus, there has been no material adverse change in the financial condition, prospects, earnings, business, properties or results of operations of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the

Prospectus or any material change in the Capital Stock or long-term debt of the Company and its subsidiaries taken as a whole.”

     The Company represents and warrants to us that the representations and warranties of the Company set forth in Section 1 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof. Except as otherwise provided above, all of the provisions contained in the Underwriting Agreement, a copy of which is attached hereto as Annex A, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined. The term “registration statement” appearing in Section 1(a) of the Underwriting Agreement shall be deemed to refer to the Registration Statement (333-100167) filed with the Commission on September 27, 2002.

     As contemplated by Section 2 of the Underwriting Agreement, attached as Schedule A hereto is a completed list of our underwriting commitment, which shall be a part of this Agreement and the Underwriting Agreement.

     This Agreement shall be governed by the laws of the State of New York.

     If the foregoing is in accordance with your understanding of the agreement between the Underwriters and you, please sign and return to the Underwriters a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement between the Underwriters and you in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

UBS WARBURG LLC WACHOVIA SECURITIES, INC. BANC ONE CAPITAL MARKETS, INC

By: UBS Warburg LLC

By:	/s/ Adam Reeder Name: Adam Reeder Title: Managing Director

By:	/s/ Robert Crowley Name: Robert Crowley Title: Executive Director

Confirmed and accepted as of
the date first above written:

THE RYLAND GROUP, INC.

By:	/s/ Timothy J. Geckle Name:Timothy J. Geckle Title: Senior Vice President

SCHEDULE A

Principal Amount
of Securities
Underwriter	to be Purchased

UBS Warburg LLC	$127,500,000
Wachovia Securities, Inc.	15,000,000
Banc One Capital Markets, Inc.	7,500,000
Total	$150,000,000